Exhibit 23.4

Certified	Rothstein, Kass & Company, P.C.	Beverly Hills
Public	4 Becker Farm Road	Dallas
Accountants	Roseland, NJ 07068	Denver
	tel 973.994.6666	Grand Cayman
	fax 973.994.0337	Irvine
	www.rkco.com	New York
Roseland
San Francisco
Walnut Creek
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation in this Registration Statement on Amendment No. 4 to Form S-4 of ID Arizona Corp. (Registration Statement No. 333-158336) of our report dated March 19, 2009 relating to our audit of the financial statements of Ideation Acquisition Corp. as of December 31, 2008 and 2007, and for the year ended December 31, 2008 and the periods from June 1, 2007 (Inception) to December 31, 2008 and 2007.
We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Roseland, New Jersey
September 29, 2009